Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 18, 2010, with respect to the combined financial statements of Toshiba Nuclear Energy Holdings (US), Inc. and Toshiba Nuclear Energy Holdings (UK) Ltd. included in this Annual Report (Form 10-K) for 2010 filed with the Securities and Exchange Commission of The Shaw Group Inc.

/s/  Ernst & Young LLP

Pittsburgh, Pennsylvania
October 27, 2010